AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of May 21, 2019 (the "Effective Date"), by and between **FIDELITY NATIONAL INFORMATION SERVICES, INC.,** a Georgia corporation ("FIS" or the "Company"), and **Gary A. Norcross** (the "Employee") and amends that certain Amended and Restated Employment Agreement dated December 29, 2009, as previously amended on March 30, 2012, January 1, 2015, February 23, 2016 and May 5, 2018 (as previously amended, the "Agreement"). Except as amended herein, the terms of the Agreement remain in full force and effect.

1. Section 2 of the Agreement is deleted and the following is inserted in lieu thereof:

> 2. "Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee to serve as the Chairman, President and Chief Executive Officer of FIS, reporting directly to the Company's Board of Directors, or in such other capacity as may be mutually agreed by the parties. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position. Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise, without the express written consent of the Company, other than personal, charitable or civic activities or other such matters that do not conflict with Employee's duties. Employee's office location shall be in Jacksonville, Florida, but Employee will be expected to travel to the Company's other locations as necessary."

2. Section 4 of the Agreement is deleted and the following is inserted in lieu thereof:

> "4. Salary. During the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $1,200,000 per year, payable at the time and in the manner dictated by Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee's express written consent) at the discretion of the Board or the Compensation Committee of the Board (the "Committee") (such annual base salary, including any increases, the "Annual Base Salary")."

3. The second sentence of Section 5(c) is deleted and the following is inserted in lieu thereof:

> "(c) Employee's target Annual Bonus shall be no less than 250% of Employee's then current Annual Base Salary, with a maximum of up to 2 times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"); provided that Employee's Annual Bonus is subject to the Company's clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions

discovered that call into question the business results on which the bonus was based."

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: ______________________________
Its: Corporate Executive Vice President & Chief Legal Officer

GARY A. NORCROSS

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